Exhibit 99.1

CAT FINANCIAL ANNOUNCES SECOND QUARTER 2006 RESULTS

Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $676 million for the second quarter of 2006, an increase of $89 million, or 15 percent, compared with the same quarter in 2005. Profit after tax was $106 million, a $16 million, or 18 percent, increase over the second quarter of 2005.

Of the increase in revenues over the second quarter of 2005, $67 million resulted from the impact of the continued growth of finance receivables and operating leases (earning assets) and $50 million from the impact of higher interest rates on new and existing finance receivables. These increases were offset by a $16 million write-down of a repossessed marine vessel, lower net gains on the sales of receivables of $8 million and a $4 million decrease in other miscellaneous revenue.

On a pre-tax basis, profit was up $17 million, or 12 percent, compared with the second quarter of 2005, principally due to an increase of $42 million in margin (wholesale, retail finance, operating lease, and associated fee revenues less interest expense and depreciation on assets leased to others) from a $2.9 billion increase in average earning assets, and continuing improvement in the net yield on earning assets. The increase in margin was partially offset by the repossessed marine vessel write-down and the lower net gains on the sales of receivables.

New retail financing grew to a record $3.2 billion. The increase of $111 million, or 4 percent, over the second quarter of 2005 occurred primarily due to increased new retail financing in North America.

Past dues over 30 days as of June 30, 2006 were 1.70 percent compared to 2.03 percent as of June 30, 2005. Write-offs, net of recoveries, were $12 million during the quarter compared with $3 million for the second quarter of 2005.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, "We are pleased to announce a record quarter for revenues through the continued growth of and higher yield on our earning assets. Our results reflect the coordinated efforts of our employees, the Caterpillar marketing organizations and the Caterpillar dealers."

For 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels. The company also extends loans to customers and dealers. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2006 VS. SECOND QUARTER 2005
(ENDING June 30)
(Millions of dollars)

	2006	2005	CHANGE
Revenues	$ 676	$ 587	15%
Net Profit	$ 106	$ 90	18%
New Retail Financing	$ 3,201	$ 3,090	4%
Total Assets	$27,270	$24,229	13%

SIX MONTHS 2006 VS. SIX MONTHS 2005

(ENDING June 30)
(Millions of dollars)

	2006	2005	CHANGE
Revenues	$1,333	$1,130	18%
Net Profit	$ 224	$ 173	29%
New Retail Financing	$5,826	$5,533	5%

Caterpillar contact: Rusty L. Dunn, Corporate Public Affairs, (309) 675-4803, Dunn_ Rusty_L@CAT.com